Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 10, 2010, relating to the consolidated financial statements and the financial statement schedule of Symmetricom, Inc. and subsidiaries, and the effectiveness of Symmetricom, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Symmetricom, Inc. for the year ended June 27, 2010.

/s/ Deloitte & Touche LLP
San Jose, California
February 11, 2011